Exhibit 10.2

F.B. Culley Coal Supply Agreement Amendment No. 2

CONFIDENTIAL PORTIONS OMITTED

LEGEND:	[**] REPRESENTS CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
This Amendment to the January 1, 2009 F.B. Culley Coal Supply Agreement between Vectren Fuels (VF), Inc. and Vectren Power Supply (VPS) evidences as follows:

WHEREAS, VPS annually buys 1.12 million tons of coal from VF to supply F.B. Culley under a contract entered into effective January 1, 2009 and having a term ending December 31, 2014; and

WHEREAS, the Culley Contract has entered its price re-negotiation period pursuant to section 4.4;

Now, therefore, the parties agree to amend the Culley Contract as follows:

1.           Under section 3.1 of the contract, in 2012 VPS shall purchase monthly incremental requirements in a quantity it shall determine and communicate to VF thirty (30) days in advance of the delivery month, with no commitment to procure any coal in 2012; in 2013, 2014 and 2015, VPS shall purchase 1,000,000 tons of coal from VPS; all other terms of section 3.1 including the 15% tonnage option shall remain effective.

2.           Under section 4.1, the FOB Mine prices for 2012 - 2015 are [**].

3.           Section 1.1 is amended to provide that the source of the coal shall be the Oaktown Mine, unless the parties mutually agree to an alternative source.

4.           Exhibit A is amended to provide for a monthly weighted average of chlorine of .10% and .06ug/g of mercury.  To the extent coal is shipped in excess of this specification, VPS may reject such shipments.

5.           No other terms of the Culley Contract have been modified by this Amendment.

WHEREFORE, the parties have caused this Amendment to be effective as of October 31, 2011.

Vectren Power Supply		Vectren Fuels

By	Wayne Games	By	Randy L. Beck

Its	VP – Power Supply	Its	President